Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
ANNOUNCES A FOUR COMMUNITY LEASE TRANSACTION
Transaction is expected to yield $12.0 million in revenues and $4.4 million in incremental annual EBITDAR and be accretive to earnings
DALLAS — (BUSINESS WIRE) — November 20, 2006 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced it has executed an agreement to lease four senior living communities from a health care REIT that is purchasing the properties from a third party. Annualizing third quarter 2006 results of operations for the four communities, with an average occupancy of 90 percent, yields approximately $12.0 million of revenue and $4.4 million of EBITDAR. Occupancy at the communities at the present time has improved to 92 percent.
“We look forward to adding these high-quality communities to our operations and we continue to explore additional opportunities that will complement our organic growth in driving revenues, EBITDAR and net income,” said James A. Stroud, Chairman of the Company.
The four communities to be leased are located in the states of Virginia, North Carolina and South Carolina and comprise 327 units of assisted living and dementia care. Upon the closing of the transaction, the Company’s resident capacity will expand by approximately 420.
The lease will commence upon the closing of the purchase of the communities by the REIT for approximately $51 million, and is expected to occur in December 2006, subject to customary approvals. The triple net operating lease will have an initial term of 10 years, with two 10-year renewal options. The initial lease rate of 8.0 percent is subject to conditional escalation provisions.
“This transaction will provide immediate benefits to our shareholders,” commented Lawrence A. Cohen, Chief Executive Officer. “Along with a significant increase in our revenues, the lease will be accretive to earnings. When completed, this transaction will mark our 20th acquisition this year totaling over $220 million in value. Eight of the acquisitions are through joint ventures and 12 will have been acquired by REIT’s and leased back to the Company.”
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ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 60 senior living communities in 22 states with an aggregate capacity of approximately 9,100 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 18 leased communities and 5 communities it manages for third parties. In the communities operated by the Company, 77 percent of residents live independently, 21 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release may contain certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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CAPITAL SENIOR LIVING
RECONCILIATION OF NON-GAAP ITEMS
(in thousands)

Annualized
Q3 2006
EBITDAR reconciliation:
Income from operations	$3,752
Management fees	604

EBITDAR	$4,356

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